DENNY’S CORPORATION AMENDMENT TO AMENDED AND RESTATED BYLAWS WHEREAS, the members of the Board of Directors (the “Board”) of Denny’s Corporation (the “Corporation”) have determined that it is advisable and in the best interests of the Corporation to amend the Corporation’s Amended and Restated Bylaws (the “Bylaws”) in the form set forth in the below resolutions to permit the stockholders of the Corporation to call a special meeting of the stockholders, subject to the terms and conditions set forth in the Bylaws, as they shall be so amended; and WHEREAS, the Board has authority, under Article VII, Section 2 of the Bylaws, to amend the Bylaws by resolution adopted by the affirmative vote of a majority of the Board at any regular or special meeting of the Board. NOW, THEREFORE, be it RESOLVED, that the Bylaws are hereby amended as follows, effective February 5, 2025: 1. Article II, Section 8 of the Bylaws is hereby amended and restated in its entirety to read as follows: SECTION 8. SPECIAL MEETINGS. (a) Special meetings of the stockholders for any purpose or purposes may be called by (i) the Chairman of the Board, if delegated that authority by a resolution of the Board adopted by the affirmative vote of a majority of the Entire Board, (ii) the Chief Executive Officer, if delegated that authority by a resolution of the Board adopted by the affirmative vote of a majority of the Entire Board, or (iii) the Board by resolution of the Board duly adopted by the affirmative vote of a majority of the Entire Board and not by any other person or persons. (b) (i) Special meetings of the stockholders of the Corporation shall be called by the Board upon written request to the Secretary of the Corporation of one or more stockholders, including a written request made by a stockholder on behalf of one or more beneficial owners, owning in the aggregate not less than twenty-five percent (25%) of the outstanding shares of the Corporation entitled to vote on the matter or matters to be brought before the proposed special meeting who comply with the notice procedures set forth in this Section 8(b) with respect to any matter that is a proper subject for the special meeting pursuant to this Section 8(b). A request to the Secretary of the Corporation shall be signed by each stockholder, or a duly authorized agent of such stockholder, requesting the special meeting and shall be accompanied by a notice setting forth the information required by Section 3(e) of this Article II as to the business proposed to be conducted (or Section 2(f) in the case of any nominations proposed to be presented) at such special meeting and as to the stockholder(s) proposing such business or nominations (including any beneficial owner(s) on whose behalf the request is made), and by a representation by the stockholder(s) that within five (5) business days after the record date for any such special meeting it will provide such information as of the record date for such special meeting. (ii) The date of any special meeting requested by stockholders shall not be more than ninety calendar (90) days after the request to call the special meeting is received by the Secretary of the Corporation. Notwithstanding the foregoing, a special meeting requested by stockholders shall not be held if (a) the Board has called or calls for an annual meeting of stockholders to be held within ninety (90) calendar days after the Secretary of the Corporation receives the request for the special meeting and the Board determines in good faith that the business of such annual meeting includes (among any other matters properly brought before the annual meeting) the business specified in the request, (b) an annual or special meeting that included the business specified in the request (as determined in good faith by the Board) was held not more than ninety (90) days before the request to call the special meeting was received by the Secretary of the Corporation or (c) the special meeting request does not comply with the requirements of this Section 8(b). A stockholder may revoke a request for a special meeting at any time by written revocation delivered to the Secretary of the Corporation, and if, following such revocation, there are unrevoked requests from stockholders holding in the aggregate less than the requisite number of shares entitling the stockholders to request the calling of a special meeting, the Board, in its discretion, may cancel the special meeting. Business transacted at a special meeting requested by stockholders shall be limited to the purpose(s) stated in the request for meeting, provided, however, that the Board shall have the authority in its discretion to submit additional matters to the stockholders, and to cause other business to be transacted, at any special meeting requested by stockholders (c) Only such business shall be conducted at a special meeting of stockholders as shall have been specifically brought before the meeting pursuant to the Corporation’s notice of meeting (or any supplement thereto) given by or at the direction of the person authorized to call the special meeting in accordance with these By-laws. The chair of the meeting shall have the power and duty to determine whether a nomination or any other business brought before a special meeting was made in accordance with the procedures set forth in this Section 8, and, if any nomination or other business is not in compliance with this section (including if the stockholder does not provide the information that it represents it will provide under this section to the Corporation within five (5) business days following the record date for the meeting), to declare that such defective nomination or proposal shall be disregarded, notwithstanding that proxies and votes in respect of such matters may have been received. (d) The provisions of this Section 8 of Article II do not supersede the provisions of Sections 2 and 3 of Article II. (e) Special meetings of stockholders may be held at such date, time and place, within or without the State of Delaware, or by means of remote communication as permitted under the DGCL, as may be fixed by resolution of the Board duly adopted by the affirmative vote of a majority of the Entire Board and shall be stated in the notice of meeting (or any supplement thereto) given by or at the direction of the person authorized to call the special meeting in accordance with this Section 8. In fixing a date, time and place, if any, for any special meeting of stockholders, the Board may consider such factors as it deems relevant, including without limitation, the nature of the matters to be considered, the facts and circumstances related to any request for a meeting and any plan of the Board to call an annual meeting or special meeting.